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                                                                    EXHIBIT 99.1






     FOR IMMEDIATE RELEASE

     SPX INVESTOR CONTACT:   VSIH INVESTOR CONTACT:     VSIH MEDIA CONTACT:
     Charles A. Bowman       Peggy Jo Toth              Kerri Budde
     800-727-1779            248-644-0500 ext. 2873     248-554-6352
     investor@spx.com        vsih@vsi-hq.com            kbudde@vsi-hq.com
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                     SPX CORPORATION AND VSI HOLDINGS, INC.

                           ANNOUNCE MERGER DEVELOPMENT

         BLOOMFIELD HILLS, MI - May 8, 2001 - SPX Corporation (NYSE:SPW) and VSI Holdings, Inc. (AMEX:VIS) today announced that SPX Corporation has given VSI Holdings notice of circumstances that SPX Corporation claims would entitle it to terminate the merger agreement between the two companies if such circumstances are not reasonably cured or possible to cure.

         VSI Holdings is investigating the circumstances described in SPX Corporation's notice and whether such circumstances would entitle SPX Corporation to terminate the merger agreement. SPX Corporation has expressed an interest in exploring whether an alternative transaction is possible. There is no assurance that the transaction contemplated by the existing agreement will close or that an alternative transaction will be reached.

         VSI Holdings provides customer relationship management services, internet/intranet communications, education and training, and edutainment/entertainment. VSI Holdings employs 1,200 people through its networks and offers integrated marketing services using a wide range of technology-driven alternatives. Additional information about VSI Holdings is available on its web site at www.vsiholdings.com.

         SPX Corporation is a global provider of technical products and systems, industrial products and services, service solutions, and vehicle components. The Internet address for SPX Corporation's home page is www.spx.com.

         Certain statements in this news release are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company's filings with the Securities Exchange Commission for discussion of certain important factors that relate to forward looking statements contained in this press release.

                                    - MORE -
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         A registration statement on Form S-4, as amended (Registration No.
333-59050), has been filed by SPX Corporation with the Securities and Exchange Commission regarding the proposed merger of VSI Holdings into SPX Corporation. You are urged to read the registration statement and the documents included or incorporated by reference therein, because they contain important information regarding the merger and the legal rights of security holders. SPX Corporation's registration statement, as well as other documents filed by SPX Corporation and VSI Holdings with the SEC, are available from the SEC's website (http:/www.sec.gov.). These documents are also available without charge upon request to either:

SPX CONTACT:
Charles A. Bowman
800-727-1779
e-mail: investor@spx.com

VSIH CONTACTS:
Peggy Jo Toth
248-644-0500 ext. 2873
vsih@vsi-hq.com

Kerri Budde
248-554-6532
kbudde@vsi-hq.com


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